Legal Proceedings

On December 9, 2003, Milton Pfeiffer, a shareholder of the Micro-Cap Growth Fund, filed a complaint, amended on February 20, 2004 and again on April 29, 2004, in the United States District Court for the Southern District of New York, naming the Adviser and the Micro-Cap Growth Fund as defendants. The amended complaint alleged that the Adviser violated its fiduciary duties under section 36(b) of the Investment Company Act of 1940 (''ICA''). Specifically, the complaint alleged that the Adviser charged the Micro-Cap
Growth Fund for reimbursement for unnecessary and excessive marketing and distribution fees under Rule 12b-1 promulgated by the Securities and Exchange Commission under the ICA, even though the Micro-Cap Growth Fund had been closed since May 30, 2003 to new investors outside the Trust. The complaint alleged that these Rule 12b-1 fee payments to the Adviser were in violation of the Adviser's fiduciary duty with respect to the receipt of compensation under section 36(b) of the ICA. Plaintiff sought the following relief: (1) to recover for the Micro-Cap Growth Fund the allegedly excessive Rule 12b-1 fees from the Adviser;
(2) to recover for the Micro-Cap Growth Fund a portion of the investment advisory fees collected by the Adviser while allegedly in breach of its fiduciary duty; (3) to enjoin the Adviser from receiving from the Micro-Cap Growth
Fund, and to enjoin the Micro-Cap Growth Fund from paying to the Adviser, (a) any Rule 12b-1 fees while the Micro-Cap Growth Fund is closed to new investors and (b) any other charges that do not bear a reasonable relationship to the services provided or expenses incurred; and (4) to recover for plaintiff the costs and disbursements of this lawsuit, including the fees of plaintiff's attorneys and experts. The Adviser and the Micro-Cap Growth Fund denied and contested the plaintiff's allegations. On March 2, 2006, the court granted the defendants' motion for summary judgment on all of the plaintiff's claims. The plaintiff has appealed the decision. On October 6, 2004, Milton Pfeiffer also filed a complaint in the United States District Court for the Southern District of New York against IFS, as well as Scott Englehart and Tina Bloom, two employees of IFS
(the "two individuals") who, as part of the administrative and accounting services provided by IFS to the Trust, also served as officers of the Trust. That complaint alleged that IFS charged the Micro-Cap Growth Fund excessive fees and that the two individuals breached alleged fiduciary duties to the Micro-Cap Growth Fund by allowing IFS to charge those fees. The defendants filed a third-party complaint in the same action against the Trust and certain current and former Trustees seeking indemnification for any judgment rendered against them and reimbursement of defense costs, basing their claims on certain contracts between the Trust and IFS. IFS and the two individuals prevailed in a motion for summary judgment in plaintiff's action against them, resulting in a dismissal of the lawsuit, including the third party action against the Trust. IFS has now demanded reimbursement from the Trust for its defense costs. The Trust is evaluating the claim.
In May 2005, Milton Pfeiffer filed a complaint in the Court of Chancery for the State of Delaware naming one former Trustee and all but the most recently elected current Trustees of the Trust as defendants. The complaint, a purported class action on behalf of all current and former shareholders of the Fund from and after May 30, 2003, alleges that the Trustees violated their fiduciary duties under Delaware law by allowing the Micro-Cap Growth Fund to be overcharged for promotional and marketing costs, administrative services and other back-office services after the Micro-Cap Growth Fund was closed on May 30, 2003 to new investors outside the Trust's family of funds. Plaintiff seeks the following relief: (1) certification of the purported class action and the plaintiff as the class representative; (2) recovery by the class of damages caused by the alleged breach of fiduciary duty; (3) enjoining the defendants from overcharging the Micro-Cap Growth Fund for the expenses and fees complained of;
and (4) awarding the plaintiff the costs and expenses of the action, including the fees and expenses of counsel and experts. The defendants deny, and will vigorously contest, the plaintiff's allegations. All of the defendants in this action are entitled to indemnification from the Trust in the defense of these claims, subject to the satisfying of certain standards of conduct.
The Trustees of the Trust are entitled to indemnification from the Trust, subject to satisfying certain standards of conduct. Additionally, in the normal course of business, the Trust enters into contracts that contain a variety of representations and warranties and that provide general indemnification. The Trust's maximum exposure under these arrangements cannot be estimated due to the many uncertainties involved.